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                        SECURITIES AND EXCHANGE COMMISION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                            ELCOM INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   284434 10 7
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                                 (CUSIP Number)

                                ----------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 5 pages

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  CUSIP NO.    284434 10 7            13G                 PAGE  2  OF  5  PAGES

-------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Robert J. Crowell
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      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                                (b)[ ]
                   Not Applicable
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      3   SEC USE ONLY

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      4   CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
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NUMBER OF                             5    SOLE VOTING POWER
SHARES
BENEFICIALLY                                        4,393,099
OWNED                                 -----------------------------------------
BY EACH                               6    SHARES VOTING POWER
REPORTING
PERSON                                              -0-
WITH:                                 -----------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                                    4,393,099
                                      -----------------------------------------
                                      8    SHARED DISPOSITIVE POWER

                                                    -0-
-------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON

                   4,393,099
-------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES

                   Not Applicable
-------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   16.3%
-------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

                   IN
-------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

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                            ELCOM INTERNATIONAL, INC.
                            -------------------------

                        Schedule 13G of Robert J. Crowell

ITEM 1(a).        NAME OF ISSUER:

                           Elcom International, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           10 Oceana Way, Norwood, Massachusetts  02062

ITEM 2(a).        NAME OF PERSON FILING:

                           Robert J. Crowell

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           10 Oceana Way, Norwood, Massachusetts  02062

ITEM 2(c).        CITIZENSHIP:

                           United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, $.01 par value

ITEM 2(e).        CUSIP NUMBER:

                           284434 10 7

ITEM 3.

                           Not Applicable


                               Page 3 of 5 pages
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ITEM 4.  OWNERSHIP.

         (a) Amount beneficially owned:
             4,393,099 shares of Common Stock
             ----------------------------------------------------
         (b) Percent of class:
             16.3%
             ----------------------------------------------------
         (c) Number of shares as to which such person has:
             (i)   Sole power to vote or to direct the vote  4,393,099
                                                            -------------------
             (ii)  Shared power to vote or to direct the vote  0
                                                             ------------------
             (iii) Sole power to dispose or to direct the disposition of
                   4,393,099
                   ------------------------------------------------------------
             (iv)  Shared power to dispose or to direct the disposition of
                   0
                   ------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock subject to this Schedule 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10. CERTIFICATION.

                           Not Applicable


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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 1997
----------------------------------------
Date

/s/  Robert J. Crowell
----------------------------------------
Signature

Robert J. Crowell
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Name

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